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                                  EXHIBIT-23.2

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements Nos. 333-11067, 333-15907, 333-17021, 333-23035, 333-37247, 333-37383, 333-41603,
333-58045, 333-68505, 333-76379, 333-76757, 333-82134, 333-82569, 333-84419,
333-88813, 333-88819, and 333-91621 of General Growth Properties, Inc. on Form S-3 and Registration Statements Nos. 33-79372, 333-07241, 333-11237, 333-28449,
333-74461, 333-79737 and 333-105882 of General Growth Properties, Inc. on Form S-8 of our report dated January 5, 2004 (relating to the statement of certain revenues and certain expenses of Chico Mall Partners L.P. for the year ended December 31, 2002, which report expresses an unqualified opinion and includes an explanatory paragraph that states that the statement of certain revenues and certain expenses of Chico Mall Partners, L.P. (the "Statement") was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, that material amounts, as described in note 1 to the Statement that would not be directly attributable to those resulting from future operations of Chico Mall are excluded, and the Statement is not intended to be a complete presentation of the revenues and expenses of Chico Mall Partners, L.P.) appearing in this current report on Form 8-K/A.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
January 13, 2004